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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

COMPANY CONTACT:       Vion Pharmaceuticals, Inc.


                                                 Alan Kessman, President and CEO
                                                 (203) 498-4210 ph

         FINANCIAL COMMUNICATIONS CONTACT:       Weber Shandwick Worldwide
                                                 Sue L. Yeoh (investors)
                                                 (646) 658-8375 ph
                                                 Lisa Bradlow (media)
                                                 (212) 579-7428 ph


  VION TO PROCEED WITH A PHASE I CLINICAL TRIAL OF ITS THIRD ANTICANCER AGENT

  - First Candidate From The Sulfonyl Hydrazine Prodrug Class To Be Introduced Into Clinical Trials -

NEW HAVEN, CONN., FEBRUARY 20, 2001 - VION PHARMACEUTICALS, INC. (NASDAQ NM:
VION) today announced that it will proceed with a Phase I human clinical trial of the lead candidate VNP40101M from its Sulfonyl Hydrazine Prodrug (SHP) family of novel and potent alkylating (DNA-damaging) agents, and that the Investigational New Drug (IND) application for VNP40101M, which was submitted to the Food and Drug Administration in January, is active as of February 10, 2001. The trial, which will assess the product's safety and maximum tolerated dose, is expected to begin in approximately 2 months and to enroll 20-30 patients.

Alkylating agents are important components of several standard treatment regimens for cancer. The individual properties of an alkylating agent determine its pattern of activity and toxicity and therefore its clinical application. Preclinical studies of VNP40101M indicated unique and advantageous features, which could lead to an enhanced spectrum, or improved antitumor activity, compared to the standard available alkylating agents. For example, in addition to damaging DNA, VNP40101M also inhibits a key enzyme (AGT) involved in the repair of the DNA damage. Thus, it blocks a major mechanism of drug resistance common to several of the standard alkylating agents. VNP40101M also exhibited excellent penetration across the blood brain barrier in mice, and a high degree of antitumor activity against intra-cranially implanted leukemia cells. The latter distinguishes VNP40101M from many anticancer agents that have difficulty penetrating into the brain, a site where primary tumors can occur and a common site of metastases for several other solid tumors. Overall, VNP40101M demonstrated a broad spectrum of antitumor activity in preclinical animal models, including activity against tumor cells that are resistant to several of the alkylating agents in common use today.

Alan Sartorelli, Ph.D., Professor of Pharmacology at the Yale University School of Medicine, a member of Vion's Board of Directors and Scientific Advisory Board, and lead scientist in the initial discovery and development of the SHP family of agents, stated, " VNP40101M is among the most active anticancer agents we have tested in animal models. Not only does it inhibit a common mechanism of resistance to certain standard alkylating agents, the DNA damage that it causes is difficult to detect by the tumor cell 's repair mechanisms. I am excited by the prospects for this agent to provide benefit to patients with cancer."




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VION TO PROCEED WITH A PHASE I CLINICAL TRIAL OF ITS THIRD ANTICANCER AGENT
Page 2

Alan Kessman, president and CEO of Vion, stated, "The expertise of our preclinical biology and development groups is demonstrated by the speed with which we completed formulation and toxicology studies on VNP40101M and submitted a successful IND application to the FDA. We are very excited about VNP40101M from the perspective of its potential contribution to cancer patients and the additional strength and diversity it gives Vion as a company. In addition to the TAPET'r' bacterial vector and Triapine'r', VNP40101M will be the third agent that Vion is developing for the treatment of cancer. All three of these agents have the potential to be effective against many different types of cancer."

Vion Pharmaceuticals, Inc. is a biopharmaceutical company engaged in the research, development and commercialization of cancer treatment technologies. Vion's product portfolio consists of TAPET, a drug delivery platform, and cancer therapeutics (Triapine and Sulfonyl Hydrazine Prodrugs). TAPET uses genetically altered strains of Salmonella as a bacterial vector, or vehicle, for delivering cancer-fighting drugs preferentially to solid tumors and is currently being evaluated for safety and colonization in several Phase I trials. Triapine, which is designed to prevent the replication of tumor cells by blocking a critical step in the synthesis of DNA, is currently being evaluated for its safety in several Phase I clinical trials. VNP40101M is a member of the Sulfonyl Hydrazine Prodrug class, compounds that are designed to be converted to unique potent, alkylating agents and is expected to begin Phase I trials for safety within the next two months. For additional information on Vion and its research and product development programs, visit the company's Internet web site at http://www.vionpharm.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the company's future business prospects, plans, objectives, expectations and intentions are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those projected or suggested in the forward-looking statements, including, but not limited to those contained in Vion Pharmaceuticals' Registration Statement filed on Form S-3/A (file no. 333-95671). In particular, investors should note that the results of preclinical studies and early human clinical trials performed to date may not be predicative of results in future trials or of safety or efficacy of products in human. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


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